UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: March 12, 2018

Tempus Applied Solutions Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-201424	47-2599251
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

471 McLaws Cir. Williamsburg, Virginia	23185
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (757) 875-7779

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement

On March 2, 2018, TMPS was informed by Patriot Group International (“PGI”) that the Company’s contract to provide airborne surveillance services (the “PGI Contract”) was being terminated.  In 2017, the PGI Contracted contributed $4.7 million to the Company’s revenues, representing 34.6% of consolidated revenues for the year.  The termination of the PGI Contract will thus have a material adverse effect on the Company’s revenues, but it will not have a material impact on consolidated profits or net cash flow for the current year.

The Company had performed all services required from it under the PGI Contract prior to the early termination by PGI. The Company believes that the cause for the early termination was misinformation, and it expected the termination to be withdrawn within the 10-day cure period provided under the contract.

The Company is still owed approximately $870,000 under the PGI Contract for past services, and will seek payment of all amounts due.  The Company will also seek damages from PGI caused by the contract termination. The Company is not subject to any penalties under the PGI Contract in connection with either its performance or the early termination.

Item 8.01 Other events.

The disclosure set forth under Item 1.02 above is repeated here in full and incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEMPUS APPLIED SOLUTIONS HOLDINGS, INC.

Date: March 12, 2018	By:	/s/ Johan Aksel Bergendorff
	Name:	Johan Aksel Bergendorff
	Title:	Chief Financial Officer

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